Exhibit 99.1

Theriva™ Biologics Announces Positive End-of-Phase 2 Meeting with U.S. FDA Regarding the Design of a Phase 3 Trial of VCN-01 in Metastatic Pancreatic Ductal Adenocarcinoma

- Successful meeting with FDA enables advancement into proposed Phase 3 clinical trial of VCN-01 in combination with gemcitabine/nab-paclitaxel for the first-line treatment of metastatic PDAC –

- Combined feedback from FDA and previously from EMA enables company to finalize protocol for pivotal Phase 3 clinical trial while pursuing strategic funding opportunities

Rockville, MD, March 23, 2026 – Theriva™ Biologics (NYSE American: TOVX), a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need, today announced the outcomes of a recent Type B End-of-Phase 2 (EOP2) meeting with the U.S. Food and Drug Administration (FDA) regarding the design of a Phase 3 clinical study of lead clinical candidate VCN-01 in combination with standard-of-care chemotherapy for the treatment of metastatic pancreatic adenocarcinoma (PDAC).

The FDA provided general agreement with Theriva’s proposed design for a Phase 3 clinical trial, which closely tracks the design of the successful VIRAGE Phase 2 trial. As announced in 2025, the VIRAGE trial met its primary endpoints, with metastatic PDAC patients receiving VCN-01 with SoC chemotherapy having improved overall survival (OS), progression free survival (PFS) and Duration of Response (DoR) compared to SoC chemotherapy alone. Greater improvements in OS and PFS were observed in patients who received two doses of VCN-01, leading Theriva to plan the Phase 3 trial to include repeat dosing and an adaptive design aimed to optimize the trial’s timelines and outcomes. .

Consistent with scientific advice previously received from the Committee for Medicinal Products for Human Use (CHMP) of the European Medicines Agency (EMA), the FDA advised that a potential biologics licensing application (BLA) for VCN-01 in metastatic PDAC could be supported by Theriva’s proposed Phase 3 clinical trial (if successful) comprising a single, high-quality, randomized, double-blinded, study comparing VCN-01 plus gemcitabine/nab-paclitaxel SoC to gemcitabine/nab-paclitaxel SoC plus placebo. The FDA further agreed on the proposed dosing of VCN-01 and gemcitabine/nab-paclitaxel in repeated “macrocycles” (enabling more than 2 doses of VCN-01 to be administered in the Phase 3 trial), the proposed inclusion/exclusion criteria, the primary endpoint (overall survival), key secondary endpoints (including progression free survival), and the use of an adaptive design. The FDA also clarified statistical expectations regarding the proposed interim analyses and the quality of data required for potential sample size re-estimation or a demonstration of early efficacy.

“We are very pleased to align with the FDA on the key elements of our proposed pivotal Phase 3 trial evaluating VCN-01 plus gemcitabine/nab-paclitaxel SoC in metastatic PDAC patients,” said Steven A. Shallcross, Chief Executive Officer of Theriva Biologics. “Data from our VIRAGE Phase 2b study demonstrated improved outcomes in PDAC patients treated with 2 doses of VCN-01 and we believe that administering multiple macrocycles of VCN-01 and gemcitabine/nab-paclitaxel that may further improve patient outcomes. The combined feedback from the FDA and the EMA now enables us to finalize the protocol for a pivotal Phase 3 clinical trial and pursue development funding and/or partnerships, which, if successful, may deliver a novel and effective treatment option for patients with this difficult to treat solid tumor cancer.”

About Pancreatic Ductal Adenocarcinoma

Cancer of the pancreas consists of two main histological types: cancer that arises from the ductal (exocrine) cells of the pancreas or, much less often, cancers may arise from the endocrine compartment of the pancreas. Pancreatic ductal adenocarcinoma (“PDAC”) accounts for more than 90% of all pancreatic tumors. It can be located either in the head of the pancreas or in the body/tail. Pancreatic cancer usually metastasizes to the liver and peritoneum. Other less common metastatic sites are the lungs, brain, kidney, and bone. In its early stages, pancreatic cancer does not typically result in any characteristic symptoms. In many instances, progressive abdominal pain is the first symptom. Therefore, in most cases, pancreatic cancer is diagnosed in its late stages (locally advanced non-metastatic or metastatic stage of the disease) when surgical resection and possibly curative treatment is not possible. It is generally assumed that only 10% of cases are resectable at presentation, whereas 30-40% of patients are diagnosed at local advanced/unresectable stage and 50-60% present with distant metastases.

About VCN-01

VCN-01 is a systemically administered oncolytic adenovirus designed to selectively and aggressively replicate within tumor cells and degrade the tumor stroma that serves as a significant physical and immunosuppressive barrier to cancer treatment. This unique mode-of-action enables VCN-01 to exert multiple antitumor effects by (i) selectively infecting and lysing tumor cells; (ii) enhancing the access and perfusion of co-administered chemotherapy products; and (iii) increasing tumor immunogenicity and exposing the tumor to the patient’s immune system and co-administered immunotherapy products. Systemic administration enables VCN-01 to exert its actions on both the primary tumor and metastases. VCN-01 has been administered to 142 patients to date in Company- and investigator-sponsored clinical trials of different cancers, including PDAC (in combination with chemotherapy), head and neck squamous cell carcinoma (with an immune checkpoint inhibitor), ovarian cancer (with CAR-T cell therapy), colorectal cancer, and retinoblastoma (by intravitreal injection). More information on these clinical trials is available at Clinicaltrials.gov.

About Theriva™ Biologics, Inc.

Theriva™ Biologics (NYSE American: TOVX), is a diversified clinical-stage company developing therapeutics designed to treat cancer and related diseases in areas of high unmet need. The Company is advancing a new oncolytic adenovirus platform designed for intravenous (IV), intravitreal and antitumoral delivery to trigger tumor cell death, improve access of co-administered cancer therapies to the tumor, and promote a robust and sustained anti-tumor response by the patient’s immune system. The Company’s lead clinical-stage candidates is VCN-01 (zabilugene almadenorepvec), an oncolytic adenovirus designed to replicate selectively and aggressively within tumor cells, and to degrade the tumor stroma barrier that serves as a significant physical and immunosuppressive barrier to cancer treatment. An exploratory clinical trial is also on-going with SYN-004 (ribaxamase) which is designed to degrade certain commonly used IV beta-lactam antibiotics within the gastrointestinal (GI) tract to prevent microbiome damage, thereby limiting overgrowth of pathogenic organisms such as VRE (vancomycin resistant Enterococci) and reducing the incidence and severity of acute graft-versus-host-disease (aGVHD) in allogeneic hematopoietic cell transplant (HCT) recipients. For more information, please visit Theriva Biologics’ website at www.therivabio.com.

Forward-Looking Statement

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by terminology such as “may,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions, and include statements regarding advancing into a proposed Phase 3 clinical trial of VCN-01 in combination with gemcitabine/nab-paclitaxel for the first-line treatment of metastatic PDAC; the feedback from the FDA and European regulatory agencies enabling a pivotal Phase 3 study protocol to be finalized and pursuit of strategic funding opportunities; the Phase 3 trial to include repeat dosing and an adaptive design aimed to optimize the trial’s timelines and outcomes; the proposed Phase 3 clinical trial (if successful) supporting a potential BLA; administering multiple macrocycles of VCN-01 and gemcitabine/nab-paclitaxel improving improve patient outcomes; the combined feedback from the FDA and the EMA enabling the Company to finalize the protocol for a pivotal Phase 3 clinical trial and pursue development funding of partnerships; and delivering a novel and effective treatment option for patients with difficult to treat solid tumor cancer. Important factors that could cause actual results to differ materially from current expectations include, among others, the Company’s ability to finalize the Phase 3 study protocol and file a BLA; the Company’s ability to obtain development funding and/or partnerships; the Company’s ability to reach clinical milestones when anticipated, including the ability to continue to enroll patients as planned; generating clinical data that establishes VCN-01 may improve patient outcomes in PDAC patients; the ability to obtain regulatory approval for commercialization of product candidates or to comply with ongoing regulatory requirements, including approval of VCN-01 to treat patients with PDAC; regulatory limitations relating to the Company’s ability to promote or commercialize their product candidates for the specific indications; acceptance of the Company’s product candidates in the marketplace; the successful development, marketing or sale of the Company’s products; developments by competitors that render such products obsolete or non-competitive; the Company’s ability to maintain license agreements; the continued maintenance and growth of the Company’s and VCN’s patent estate; the ability to continue to remain well financed; and other factors described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 and its other filings with the SEC, including subsequent periodic reports on Forms 10-Q and current reports on Form 8-K. The information in this release is provided only as of the date of this release, and Theriva Biologics undertakes no obligation to update any forward-looking statements contained in this release on account of new information, future events, or otherwise, except as required by law.

For further information, please contact:

Investor Relations:

Kevin Gardner
LifeSci Advisors, LLC
kgardner@lifesciadvisors.com

Source: Theriva Biologics, Inc.